Solicitation of Consents to Proposed Amendments to:

                          9 3/4% Senior Notes due 2006
                                       of
                               Apple South, Inc.

     Apple South, Inc., a Georgia corporation (the "Company"), is seeking your consent (the "Consent") to the amendments (the "Proposed Amendments") of the covenants contained in the indenture dated as of May 1, 1996 (the "Indenture") governing its 9 3/4% Senior Notes due 2006 (the "Notes").

     If the Requisite Consents (as defined herein) are received, the Company will pay each Holder (as defined herein) who has given and has not revoked its Consent as of the Expiration Date (as defined herein) with respect to any portion of the Notes of such Holder $35 per $1,000 of principal amount (the "Consent Price") of such portion of such Holder's Notes.


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THE CONSENT  SOLICITATION  WILL EXPIRE ON THE EXPIRATION  DATE.  CONSENTS MAY BE
REVOKED AT ANY TIME PRIOR TO THE EXPIRATION DATE. THE CONSENT SOLICITATION AND THE ACCOMPANYING CONSENT CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE CONSENT SOLICITATION.

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General

     The  Company  is  seeking  Consents  from  persons   beneficially   holding
("Holders") the Notes to the Proposed Amendments to the Indenture relating to the Notes.

The Proposed Amendments

     The execution and delivery of a Consent by a Holder will constitute the consent of such Holder to the Proposed Amendments. The Proposed Amendments would amend certain provisions contained in the Indenture. The Proposed Amendments are contained in a first supplemental indenture (the "Supplemental Indenture") as set forth on Annex A hereto. Below is a brief description of the Proposed Amendments (unless otherwise defined herein, capitalized terms below have the meanings ascribed to them in the Indenture):

     Limitation on Restricted Payments. A new exception will be added to the "Limitation on Restricted Payments" covenant that would allow the Company to purchase, redeem, acquire, cancel or retire for value shares of the Company's common stock for an aggregate amount not to exceed $100 million without violating the "Limitation on Restricted Payments" covenant, provided that no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such action. Limitation on Guarantees by Restricted Subsidiaries. A new covenant will be added that would require each Restricted Subsidiary that guarantees any Indebtedness of the Company also to provide a guarantee (a "Subsidiary Guaranty") of the Notes.

     Limitation on Incurrence of Indebtedness. The "Limitation on Incurrence of Indebtedness" covenant will be amended to permit Restricted Subsidiaries to provide guarantees of (i) the Indebtedness of the Company under its Credit Agreement and (ii) the Notes.


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
     Events of Default. The Events of Default provision will be amended to add that an Event of Default will occur if any Subsidiary Guaranty ceases to be in full force and effect or is declared null and void or any Restricted Subsidiary denies that it has any further liability under any Subsidiary Guaranty.

     The Proposed Amendments will be set forth in a Supplemental Indenture that will be executed by the Company and the Trustee promptly after receipt of the Requisite Consents.

     The foregoing is qualified in its entirety by reference to the Indenture and the form of Supplemental Indenture, copies of which can be obtained without charge from the Trustee.

Principal Terms of the Consent Solicitation and Payment for Consents

     The Consents of the Holders of not less than a majority of the outstanding principal amount of the Notes is required to effect the Proposed Amendments (the "Requisite Consents"). If the Requisite Consents are received, the Company will pay each Holder of the Notes who has given and has not revoked its Consent as of the Expiration Date with respect to any portion of the Notes of such Holder $35 per $1,000 principal amount of such portion of such Holder's Notes.

Record Date; Expiration Date; Revocation of Consents

     This Solicitation of Consents (the "Consent Solicitation") is being delivered to Holders of record of Notes on June 17, 1998 (the "Record Date"). The Consent Solicitation will expire at 5:00 PM, New York City time, on June 29, 1998 or at any later time and date to which the Consent Solicitation may be extended from time to time by the Company (the "Expiration Date"). Consents may be revoked at any time prior to the expiration date.

Procedures for Delivering Consents; Additional Information

     For a Holder to validly consent, a properly completed and duly executed Consent must be received by the SunTrust Bank, Atlanta, as Trustee (the "Trustee"), at the address or facsimile number set forth below on or prior to the Expiration Date.

     Beneficial owners whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such entity promptly if they desire to consent.

     A signed copy of a facsimile of the Consent will be accepted. The Consent should be sent by each Holder or his or her broker, dealer, commercial bank, trust company or other nominee to the Trustee at the address or facsimile number set forth below:

    By Facsimile:         By Hand, Mail or Overnight       Confirm by Telephone:
    (404) 240-2030                  Courier:                   Philip DeMouey
                             SunTrust Bank, Atlanta            (404) 240-1936
      Attention:               3495 Piedmont Road
    Philip DeMouey           Building 10, Suite 810
                             Atlanta, Georgia 30305

                                   Attention:
                                 Philip DeMouey

     Any requests for assistance with respect to completing the attached form or for additional copies of the Consent Solicitation and Consent may be directed to the Trustee at its telephone number or address set forth above. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Consent Solicitation.

Effectiveness of Proposed Amendments


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

     The Proposed Amendments with respect to the Indenture will become effective upon execution by the Company and the Trustee of the Supplemental Indenture. It is expected that the Supplemental Indenture will be executed as promptly as practicable after receipt of the Requisite Consents. Upon execution, the First Supplemental Indenture will be modified as provided in the Proposed Amendments.

Payment to Consenting Holders

     If the Requisite Consents are received, the Company will pay, promptly after the Expiration Date, to each Holder of the Notes who has given and has not revoked its Consent as of the Expiration Date, with respect to any portion of the Notes of such Holder, the Consent Price of such portion of such Holder's Notes at the address of such Holder appearing in the records of the Company.

Important Tax Information

     HOLDERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

Certain Tax Consequences to United States Holders

     Payments made pursuant to the Consent Solicitation will be treated as fees for consenting to the Proposed Amendments and will constitute ordinary income to consenting recipient United States Holders. The modification of the Indentures by the Proposed Amendments will not trigger a taxable sale or exchange of the Notes for federal income tax purposes.

     As used herein, the term "United States Holder" means an owner of any Notes that is, for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Form W-9

     Under federal income tax law, the Company may be required to withhold 31% of the amount of any payment made to certain Holders pursuant to the Consent Solicitation. In order to avoid such backup withholding, each consenting Holder must provide such Holder's correct taxpayer identification number ("TIN") by completing the Form W-9 enclosed herewith, or otherwise establish, in the manner prescribed by applicable Treasury regulations, an exemption from backup withholding. In general, the TIN of a Holder who is an individual is his or her Social Security number. In addition, if a Holder required to supply a correct TIN fails to do so, such Holder may also be subject to a penalty imposed by the Internal Revenue Service. Certain Holders (including, among others, all corporations) are exempt from these backup withholding requirements. For further information regarding backup withholding and instructions for completing the Form W-9 (including how to obtain a TIN if the Holder does not have one), the Holder should consult the Form W-9 or the Holder's tax advisor.

Consequences of Failure to File Form W-9

     The failure of a Holder to complete Form W-9 will not, by itself, cause the Consent to be invalidly delivered but may require the Company to withhold 31% of the amount of any payment made to such Holder pursuant to the Consent
Solicitation.  Backup  withholding  is not an  additional  federal  income  tax.
Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund or credit may be obtained, provided the required information is furnished to the Internal Revenue Service.


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
     NOTE: FAILURE TO COMPLETE AND RETURN THE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF 31% OF ANY PAYMENTS MADE TO THE HOLDER PURSUANT TO THE CONSENT SOLICITATION. PLEASE REVIEW THE FORM W-9 FOR ADDITIONAL DETAILS.


Certain Tax Consequences to United States Alien Holders

     Although it is not entirely clear that United States federal withholding tax is applicable to payments made pursuant to the Consent Solicitation, such tax will be withheld from such payments paid to a United States Alien Holder at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. United States Alien Holders of Notes should consult their own tax advisors regarding the availability of a refund of such withholding tax.

     As used herein, the term "United States Alien Holder" means an owner of any Notes that is, for United States federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust. If a United States Alien Holder of the Notes is engaged in a trade or business in the United States, and if the receipt of the Consent Price is effectively connected with such trade or business, such Holder will generally be subject to regular United States income tax on the Consent Price (and, if the Holder is a foreign corporation, a branch profit tax, unless an applicable treaty provides otherwise). Such Holder, however, will not be subject to the 30% withholding tax, provided that it furnishes to the Company properly executed Internal Revenue Service Form 4224.

Miscellaneous

     By executing the Consent and returning it to the Trustee as instructed below, the undersigned hereby acknowledges receipt of this form of Consent Solicitation and hereby consents to (i) the procedures set forth in the Consent Solicitation as to the amendment of the Indenture, and (ii) the Proposed Amendments, which shall be adopted by the Company with respect to the Indenture promptly following receipt of the Requisite Consents, and which shall be deemed to have been received by each Holder following such adoption in accordance with the terms of the Notes. The undersigned, by consenting to the Proposed Amendments as herein provided, hereby waives his or her right (and the right of his or her transferees) to revoke such consent after the Expiration Date.

     This solicitation is not being made to, nor will the Company accept Consents from, Holders of Notes in any jurisdiction in which solicitation would not be in compliance with the securities laws of such jurisdiction.

     J.P. Morgan Securities Inc. ("JPMSI") will participate in the solicitation of Consents. JPMSI has provided and is currently retained to provide certain investment banking services to the Company for which it has received and is entitled to receive usual and customary fees. In addition, JPMSI was the lead manager for the offering of the Notes. JPMSI is, from time to time, a holder of Notes and will tender its consent with respect to any Notes held by it on the Record Date.

Available Information

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Room 3190, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of


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
such material may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, material filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., 33 Whitehall Street, 10th Floor, New York, NY 10004. Such material also may be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov).



        APPLE SOUTH, INC.


     The undersigned holder of record on June 17, 1998 of the 9 3/4% Senior Notes due 2006 (the "Notes"), of Apple South, Inc. (the "Company"), hereby

                               Consents                       Does Not Consent

to the Proposed Amendments as defined in the Consent Solicitation dated June 18, 1998 of the Company. The undersigned acknowledges receipt of the Consent Solicitation.

     Unless otherwise specified by the undersigned, this form relates to the total principal amount of Notes held by the undersigned on the date hereof, as indicated below.

Notes Held:

              Principal Amount Held:
              Principal Amount as to Which Consent is Given:

     If forms of Consent are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or other persons acting in a fiduciary or representative capacity, such persons should so indicate when signing.

Name of Signer (Please Print):
Telephone No. of Signer:
Date:


                                              --------------------------------
                                                           Signature

                                    EXHIBIT A

                           FORM OF SUBSIDIARY GUARANTY

                               SUBSIDIARY GUARANTY

     This Subsidiary Guaranty (the "Guaranty") is made and entered into as of by , a (the "Guarantor"), having its principal office at in favor of SunTrust Bank, Atlanta, as Trustee (in such capacity, together with its successors and assigns, the "Trustee") for the holders (the "Holders") of the Notes (as defined herein) issued by Apple South, Inc. (the "Company") under the Indenture referred to below.

                               W I T N E S S E T H


     WHEREAS, the Company and SunTrust Bank, Atlanta, as Trustee, have entered into that certain Indenture dated as of May 1, 1996 (as amended, restated, supplemented or otherwise modified from time to time, the "Indenture"), pursuant to which the Company issued $125,000,000 in original aggregate principal amount of 9 3/4% Senior Notes due 2006 (the "Notes"). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Indenture which shall be a part of this Guaranty as if fully set forth in this place; and

     WHEREAS, the Company agreed, pursuant to the terms of the Notes, not to permit any Restricted Subsidiary, directly or indirectly, to Guarantee any indebtedness of the Company which is pari passu with or subordinate in right of payment to the Notes unless such Restricted Subsidiary simultaneously executes and delivers a Subsidiary Guaranty of payment of the Notes by such Restricted Subsidiary; and

     WHEREAS, the Guarantor is a Restricted Subsidiary and intends to incur a Guarantee of Indebtedness of the Company which is [pari passu with] [subordinate in right of payment to] the Notes.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the premises, the Guarantor hereby agrees with the Trustee for its benefit and for the ratable benefit of the Holders of Notes as follows:

     SECTION 1. Guarantee. The Guarantor hereby unconditionally and irrevocably guarantees, to each Holder and the Trustee and their respective successors and assigns (a) the full and punctual payment within applicable grace periods of principal of, interest on and the redemption or repurchase prices with respect to, the Notes when due, whether at maturity, by acceleration, by Offer to Purchase or otherwise, and all other monetary obligations of the Company under the Indenture and the Notes and (b) the full and punctual performance within applicable grace periods of all other obligations of the Company under the Indenture and the Notes (all the foregoing being hereinafter collectively called the "Obligations"). The Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from the Guarantor and that the Guarantor will remain bound under this Guaranty notwithstanding any extension or renewal of any Obligation.

     The Guarantor consents that, at any time, and from time to time, either with or without consideration, the whole or any part of any security now or hereafter held for any Obligations may be exchanged, compromised or surrendered by the Trustee or any of the Holders; the time or place of payment of any Obligations or of any security thereof may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part by the Trustee or any of the Holders; the Company may be granted indulgences generally by the Trustee or any of the Holders; any of the provisions of any Note or any other instrument evidencing any Obligations or any


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
security  therefor  may be  modified  or  waived  by the  Trustee  or any of the
Holders; any party liable for the payment thereof (including but not being limited to any co-guarantor) may be granted indulgences or released by the Trustee or any of the Holders; neither the termination of existence, bankruptcy, lack of authority nor disability of the Company or the Guarantor, shall affect the continuing obligation of Guarantor, and that no claim need be asserted by the Trustee or any of the Holders against the custodian, trustee or debtor in bankruptcy or receiver of any bankrupt or insolvent guarantor; any deposit balance to the credit of the Company or any other party liable for the payment of the Obligations or liable upon any security therefor may be released, in whole or in part, by the Trustee or any of the Holders at, before and/or after the stated, extended or accelerated maturity of any Obligations; and the Trustee or any of the Holders may release, discharge, compromise or enter into any accord and satisfaction with respect to any collateral for the Obligations, or the liability of the Company or Guarantor, or any liability of any other person primarily or secondarily liable on any of the Obligations, all without notice to or further assent by the Guarantor, who shall remain bound hereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence, release, discharge or accord and satisfaction.

     In the event of dissolution or insolvency (as defined by the Georgia Uniform Commercial Code as in effect at the time) of the Company, or if a petition in bankruptcy be filed by or against the Company, or if a receiver be appointed for any part of the property or assets of the Company, the Guarantor agrees to pay to the Trustee on behalf of the Holders upon demand the full amount which would be payable hereunder by the Guarantor if all such Obligations were then due and payable.

     The Guarantor expressly waives: (a) notice of acceptance of this Guaranty and of all extensions or renewals of credit or other financial accommodations to the Company made by the Trustee or any of the Holders pursuant to the Indenture or the Notes ; (b) presentment and demand for payment of any of the Obligations;
(c) protest and notice of dishonor or of default to the Guarantor or to any other party with respect to any of the Obligations or with respect to any security therefor; (d) any invalidity or disability in whole or in part at the time of the acceptance of, at any time with respect to, any security for the Obligations or with respect to any party primarily or secondarily liable for the payment of the Obligations; (e) the fact that any security for the Obligations may at any time, or from time to time, be in default or be inaccurately estimated or may deteriorate in value for any cause whatsoever; (f) any diligence in the creation or perfection of a security interest or collection or protection of or realization upon the Obligations or any security therefor, any liability hereunder, or in respect of any party primarily or secondarily liable for the payment of the Obligations or any lack of commercial reasonableness in dealing with any security for the Obligations; (g) any duty or obligation on the part of the Trustee or any of the Holders to ascertain the extent or nature of any security for the Obligations, or any insurance or other rights respecting such security, or the liability of any party primarily or secondarily liable for the Obligations, or to take any steps or action to safeguard, protect, handle, obtain or convey information respecting, or otherwise follow in any manner, any such security, insurance or other right; (h) any duty or obligation on the Trustee or any of the Holders to proceed to collect the Obligations from, or to commence an action against, the Company, any other guarantor, or any other Person, or to resort to any security or to any balance of any deposit account or credit on the books of the Holders in favor of the Company or any other Person, despite any notice or request of the Guarantor to do so; (i) any rights of the Guarantor pursuant to Official Code of Georgia Section 10-7-24 or any similar or subsequent law; (j) all other notices to which the Guarantor might otherwise be entitled; and (k) demand for payment under this Guaranty.

     This is a guaranty of payment and not of collection. The liability of the Guarantor on this Guaranty shall be continuing, direct and immediate and not conditional or contingent upon either the pursuit of any remedies against the Company or any other Person or foreclosure of any security interest or liens available to the Trustee or any of the Holders. The Trustee or any of the Holders may accept any payment, plan for adjustment of debts, plan for reorganization or liquidation, or plan of composition or extension proposed by, or on behalf of, the Company or any other guarantor without in any way affecting or discharging the liability of the Guarantor hereunder. If the Obligations are partially paid, the Guarantor shall remain liable for any balance of such Obligations. The Guaranty shall be revived and reinstated in the event any payment received by the Trustee or any of the Holders on any Obligations is required to be repaid or rescinded under present or future federal or state law or regulation relating to bankruptcy, insolvency or other relief of debtors.

     The Holders or the Trustee, acting on their behalf, may, without notice to the Guarantor, sell, assign or transfer all or any of the Obligations, and in such event each and every immediate and successive assignee, transferee, or holder of all or any of the Obligations shall have the right to enforce this Guaranty, by suit or otherwise, for the benefit of such assignee, transferee or holder, as fully as if such assignee, transferee or holder were herein by name specifically given such rights, powers and benefits, but the Trustee shall have an unimpaired right, prior and superior to that of any such assignee, transferee or holder, to enforce this Guaranty for the benefit of the Holders, as to so much of the Obligations as has not been sold, assigned or transferred.

     No delay or failure on the part of the Trustee or any of the Holders in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Trustee or any of the Holders of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

     For the purpose of this Guaranty, the Obligations shall include all debts, liabilities and obligations of the Company to the Trustee or any of the Holders of the Notes under the Indenture, notwithstanding any right or power of the Company or anyone else to assert any claim or defense as to the invalidity or unenforceability thereof, and no such claim or defense shall impair or affect the obligations and liabilities of the Guarantor hereunder.

     Any amount received by the Trustee or any of the Holders from whatever source and applied by it toward the payment of the Obligations shall be applied in such order of application as the Trustee may from time to time elect in accordance with the applicable terms of the Indenture.

     This Guaranty shall bind and inure to the benefit of the Trustee and the Holders, and their respective successors and assigns, and likewise shall bind the Guarantor and its successors and assigns. If more than one Person shall execute this Guaranty, the term "Guarantor" shall mean, as used herein, all parties executing this Guaranty and all such parties shall be liable jointly and severally, one with the other and with the Company, for each of the undertakings, agreements, obligations, covenants and liabilities provided for herein with respect to the Guarantor. This Guaranty contains the entire agreement and there is no understanding that any Person, other than the Guarantor shall execute this or a similar Guaranty as a condition to its effectiveness. Furthermore, no course of prior dealing between the parties, no usage of trade, and no parol or extrinsic evidence shall be used to supplement or modify any terms of this Guaranty; nor are there any conditions to the complete effectiveness of this Guaranty.

     This Guaranty shall be deemed accepted by the Trustee on behalf of the Holders in the State of New York. The parties agree that this Guaranty shall be deemed, made, delivered, performed and accepted by the Trustee on behalf of the Holders in the State of New York and shall be governed by the laws of the State of New York. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.


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
     The Guarantor (a) submits to personal jurisdiction in the State of New York, the courts thereof and the United States District Courts sitting therein, for the enforcement of this Guaranty, (b) waives any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of New York for the purpose of litigation to enforce this Guaranty, and (c) agrees that service of process may be made upon the Guarantor by first class postage prepaid mail, addressed to the Guarantor at the latest address of the Guarantor known to the Trustee (or at such other address as the Guarantor may specify for the purpose by written notice to such effect to the Trustee). Nothing herein contained, however, shall prevent the Trustee or any Holder from bringing any action or exercising any rights against any security and against the Guarantor personally, and against any assets of the Guarantor, within any other state or jurisdiction.

     The Guarantor expressly waives, for the Trustee's and the Holders' collective benefit and the benefit of the Company and any other guarantor, maker or endorser of the Obligations, any and all claims or actions against the Company, any other guarantor, maker or endorser of the Obligations and any and all rights of recourse against any property or assets of the Company, any other guarantor, maker or endorser of the Obligations (including without limitation, any security for the Obligations) arising out of or related to any payment made by the Guarantor under this Guaranty, including, without limitation, any claim of the Guarantor for subrogation, reimbursement, exoneration, contribution or indemnity that the Guarantor may have against the Company, any other guarantor, maker or endorser of the Obligations, and any benefit of, and any other right to participate in, any security for the Obligations or any guaranty of the Obligations now or hereafter held by the Trustee or any Holders. The waiver contained in this paragraph shall continue and survive until the termination of this Guaranty and the full payment and satisfaction of the Obligations.

     Notwithstanding any term of this Guaranty which is, or may be construed to be, to the contrary, it is the mutual intent of the Guarantor, the Trustee and the Holders that the Guarantor's maximum liability arising hereunder in respect of the obligations shall not, in any event, exceed the maximum amount permitted by applicable federal bankruptcy, state insolvency, or similar laws affecting the enforcement of creditors' rights generally ("Applicable Law"). To that end, but only to the extent that the obligations of the Guarantor hereunder, or any portion thereof, would otherwise be subject to avoidance under Applicable Law if the Guarantor is not deemed to have received valuable consideration, fair value or reasonably equivalent value for the incurrence thereof, the Guarantor's obligations hereunder shall be reduced to that amount which, after giving effect thereto, would not render the Guarantor insolvent, or leave the Guarantor with an unreasonably small capital to conduct its business, or cause the Guarantor to have incurred debts (or intended to have incurred debts) beyond its ability to pay such debts as they mature, at the time such obligations are deemed to have been incurred under Applicable Law. As used herein, the terms "insolvent" and "unreasonably small capital" shall likewise be determined in accordance with Applicable Law. This section is intended solely to preserve the rights of the Trustee and the Holders hereunder to the maximum extent permitted by Applicable Law, and neither the Guarantor nor any other persons shall have any right or claim under this paragraph that would not otherwise be available under Applicable Law.

     SECTION 2. Amendments, Waivers and Consents. The Guarantor and the Trustee may amend or agree to waive any of the provisions of this Guaranty; provided however, that without the consent of the Required Holders, no such amendment or waiver shall be made which adversely affects the interests of the Holders in any material respect. Any amendment or waiver of any provision of this Guaranty and any consent to any departure by the Guarantor from any provision of this Guaranty shall be effective only if made or duly given in compliance with all of the terms and provisions of this Section 2 and neither the Trustee nor any Holder shall be deemed, by any act, delay, indulgence, omission or otherwise to have waived any right or remedy hereunder or to have acquiesced in any default hereunder or in any breach of any of the terms and conditions hereof. Failure of


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
the Trustee or any Holder to exercise, or delay in exercising, any right, power or privilege hereunder shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Trustee or any Holder of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Trustee or such Holder would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

     SECTION 3. Waivers. The Guarantor waives presentment and demand for payment of any of the Obligations, protest and notice of dishonor or default with respect to any of the Obligations, and all other notices to which the Guarantor might otherwise be entitled, except as otherwise expressly provided herein.

     SECTION 4. Successors and Assigns. This Guaranty and all obligations of the Guarantor hereunder shall be binding upon the successors of the Guarantor, and shall, together with the rights and remedies of the Trustee hereunder, inure to the benefit of the Trustee and the Holders, and their respective successors and assigns. The obligations of the Guarantor hereunder are not assignable and any attempt to assign all or any portion of such obligations shall be null and void.

     SECTION 5. Termination of Guaranty. This Guaranty shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, the Guarantor (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of this Subsidiary Guaranty, except a discharge or release by, or as a result of, payment under such Guarantee.

     IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed under seal as of ____________________, 19__.

     [NAME OF GUARANTOR]



                                                     By:
                                                               Title:


                                                     Attest:
                                                                Title:







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